Exhibit 99.1

Walmart reports Q4 adjusted1 EPS of $1.49,
Fiscal year 2016 adjusted1 EPS of $4.59,
Company continues to deliver on key strategic priorities

Fourth quarter highlights
Diluted EPS from continuing operations was $1.43, which includes the impact of discrete items detailed in this press release. Adjusted[1] EPS was $1.49.
"We had a solid fourth quarter to close out our fiscal year, with adjusted EPS of $1.49. We are seeing momentum in our Walmart U.S. business as we continue to lap positive comps, and our international business is healthy and growing. We are pleased with fundamental trends that are allowing us to improve our stores, add critical capabilities and deepen our digital relationships with customers. Our initiatives are making it simpler and more convenient for customers to shop at Walmart."

On a reported basis, total revenue was $129.7 billion. On a constant currency basis[1], total revenue was $134.4 billion, an increase of 2.2%.

Comp sales at Walmart U.S. were positive for the sixth consecutive quarter, up 0.6%, driven by the fifth consecutive quarter of positive traffic. Neighborhood Market comps increased approximately 7%. Customer experience scores continued to strengthen.

Walmart International net sales were $32.7 billion on a reported basis. On a constant currency basis[1], net sales were $37.4 billion, an increase of 3.3%, led by strength at Walmex and in Canada.
Globally, on a constant currency basis[1], e-commerce sales and GMV increased approximately 8%. Growth was pressured primarily by challenges in key international markets.
Fiscal 2016 highlights

Diluted EPS from continuing operations was $4.57, which includes certain discrete items that impacted the fourth quarter, in addition to other items detailed in this press release. Adjusted[1] EPS was $4.59.

On a reported basis, total revenue was $482.1 billion. On a constant currency basis[1], total revenue was $499.4 billion, an increase of 2.8%.	Doug McMillon, President and CEO, Wal-Mart Stores, Inc.
Globally, e-commerce sales on a constant currency basis[1] increased approximately 12% to $13.7 billion, and GMV on a constant currency basis[1] increased approximately 13%.
Investments in people and technology continued, as expected. Operating income decreased 11.2%, which includes a 290 basis point impact from certain discrete items detailed in this press release.
Walmart generated $27.4 billion in operating cash flow and returned $10.4 billion to shareholders through dividends and share repurchases.
(Amounts in billions, except as noted)

(Consolidated)

Revenue ex. fx1	Revenue	Operating income
+2.2%	-1.4%	-16.4%
fx impact -$4.8 billion		-13.6%	ex. fx [1]

1 See additional information at the end of this release regarding non-GAAP financial measures.

NYSE: WMT	February 18, 2016	stock.walmart.com

The company paid $1.6 billion in dividends and repurchased approximately 39 million shares for $2.4 billion in the fourth quarter. For the full year, the company paid $6.3 billion in dividends and repurchased approximately 62 million shares for $4.1 billion.
Return on investment1 (ROI) for the trailing 12-months ended January 31, 2016 was 15.5 percent, compared to 16.9 percent for the prior comparable period. The decline in ROI was primarily due to our decrease in operating income, as well as continued capital investments.
Free cash flow1 was $15.9 billion for the 12-months ended January 31, 2016, compared to $16.4 billion in the prior year. The decrease in free cash flow was primarily due to lower income from continuing operations, partially offset by lower capital spending and the timing of payments.

(U.S.)

Net sales	Comp sales[2]		Operating income
+2.4%	Traffic: +1.4%	Traffic: +0.7%	-17.1%
	Ticket: +0.1%	Ticket: -0.1%	(-5.3% when adjusted for store closures)
	E-commerce 30 bps	E-commerce 30 bps

Net sales ex. fx1	Net sales	Operating income
+3.3%	-9.7%	-19.0%
		-7.8%	ex. fx [1]

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 13-week period ended Jan. 29, 2016, compared to 13-week period ended Jan. 30, 2015.

NYSE: WMT	February 18, 2016	stock.walmart.com

Net sales	Comp sales w/o fuel[1,2]		Operating income
-2.2%	Traffic: +1.5%	Traffic: -1.4%	-16.5%
-0.1% ex. fuel [2]	Ticket: +0.5%	Ticket: +0.9%	-13.2%	ex. fuel [2]
	E-commerce 40 bps	E-commerce 80 bps
Net EPS impact of discrete items

The net EPS impact of certain discrete items on the company's reported fourth quarter and fiscal year results from continuing operations was $0.06 and $0.02 per share, respectively. The discrete items and the respective EPS impact were as follows:

Q4 fiscal year 2016	($0.20)
● Closure of 269 stores globally	$0.14
● Discrete tax items	($0.06)

Fiscal year 2016
● Closure of 269 stores globally	($0.20)
● Discrete tax items	$0.14
● Accounting for certain leases as described in the company's third quarter release	$0.04
($0.02)

Last year, the negative impact to EPS from discrete items on the company's reported fourth quarter and full year results from continuing operations was $0.08 per share. [Note: Details provided in press release issued Feb. 19, 2015.]

1 13-week period ended Jan. 29, 2016, compared to 13-week period ended Jan. 30, 2015.
2 See additional information at the end of this release regarding non-GAAP financial measures.

NYSE: WMT	February 18, 2016	stock.walmart.com

"We're pleased with the way we closed out the year with a healthy balance sheet, strong cash flow and solid returns to shareholders. The investments we are making in our associates, our stores and digital capabilities are better positioning Walmart now and for the future. Even as we continue to invest, we will remain focused on managing expenses across the company. Fiscal year 2017 EPS guidance is broadly in line with the guidance that we provided at our 2015 analyst day."

Brett Biggs, Executive Vice President and CFO, Wal-Mart Stores, Inc.

EPS Q1 FY17	EPS FY17	Walmart U.S. comp[2]	Sam’s Club comp w/o fuel[1,2]
$0.80 to $0.95 LY: $1.03	$4.00 to $4.30 LY: $4.57	around 50bps LY: +1.1%	around flat LY: +0.4%

Assumptions for fiscal 2017 guidance

•
The impact from incremental investments in wages and training in the U.S. is projected to be approximately $0.30 per share for the full year. As a result of the timing of wage investments, the company expects the first quarter will be impacted somewhat more on a year-over-year basis than in subsequent quarters.

•
Currency exchange rate fluctuations, based on current exchange rates, are expected to negatively impact net sales by approximately $12 billion for fiscal year 2017. Additionally, currency is expected to impact EPS by approximately $0.10 per share for the year, including approximately $0.03 in the first quarter.

•
The company is updating its estimate for net sales growth for fiscal year 2017. Net sales growth is now expected to be relatively flat, which compares to the previous estimate for growth of 3 to 4 percent on a constant currency basis. This change reflects the impact from recently announced store closures globally, as well as the continued strengthening of the U.S. dollar. Excluding the impact of currency and store closures, our net sales growth guidance would have remained in the 3 to 4 percent growth range.

•	The company's effective tax rate is expected to range between 31.5 and 33.5 percent for fiscal year 2017.

Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, nearly 260 million customers and members visit our 11,535 stores under 72 banners in 28 countries and e-commerce websites in 11 countries. With fiscal year 2016 revenue of $482.1 billion, Walmart employs approximately 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

Investor Relations contact
Pauline Mohler (479) 277-0218

Media Relations contact
Randy Hargrove (800) 331-0085

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 13-week period ending April 29, 2016, compared to 13-week period ended May 1, 2015.

NYSE: WMT	February 18, 2016	stock.walmart.com

Along with this press release, Walmart makes available a recorded call with executive leaders to review the business results, to provide strategic updates and to comment on expectations for the future. We provide that call in both audio form and in a written transcript. Details on accessing the call are as follows:

•	877-523-5612 (U.S. and Canada)

•	201-689-8483 (other countries)

•	Passcode: 9256278 (Walmart)

•	MP3 @ stock.walmart.com

The call is archived at stock.walmart.com

###

NYSE: WMT	February 18, 2016	stock.walmart.com

Forward Looking Statements

This release contains statements as to Walmart management's guidance regarding the diluted earnings per share from continuing operations attributable to Walmart for the three months ending April 30, 2016 and the year ending Jan. 31 2017, Walmart's net sales growth in the year ending Jan. 31, 2017, calculated both in accordance with GAAP and by excluding the impact of currency and store closures, and Walmart U.S.'s comparable store sales and Sam's Club's comparable club sales, excluding fuel, for the 13 weeks ending April 29, 2016, management's expectations for the per share impact of incremental investments in wages and training in the U.S. for the year ending Jan. 31, 2017 and the quarter ending April 30, 2016 to be impacted somewhat more on a year-over-year basis than in subsequent quarters by such investments, the amount of the impact of currency exchange rate fluctuations on Walmart's net sales for the year ending Jan. 31, 2017 and on Walmart's earnings per share for the three months ending April 30, 2016 and the year ending Jan. 31, 2017, Walmart's effective tax rate for the year ending Jan. 31, 2017 and remaining focused on managing expenses. Walmart believes such statements are "forward-looking statements" as defined in, and they are intended to enjoy the protection of the safe harbor for forward-looking statements provided by, the Private Securities Litigation Reform Act of 1995, as amended. Walmart's actual results may differ materially from the guidance provided and the underlying assumptions and management's expectations noted above as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including:

•	economic, geo-political, capital markets and business conditions, trends and events around the world and in the markets in which Walmart operates;

•	currency exchange rate fluctuations, changes in market interest rates and commodity prices;

•	unemployment levels;

•	competitive pressures;

•	inflation or deflation, generally and in particular product categories;

•	consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise;

•	consumer enrollment in health and drug insurance programs and such programs' reimbursement rates;

•	the amount of Walmart's net sales denominated in the U.S. dollar and various foreign currencies;

•	the financial performance of Walmart and each of its segments;

•
factors affecting Walmart's effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations;

•	customer traffic and average ticket in Walmart's stores and clubs and on its e-commerce websites;

•	the mix of merchandise Walmart sells, the cost of goods it sells and the shrinkage it experiences;

•	the amount of Walmart's total sales and operating expenses in the various markets in which Walmart operates;

•	transportation, energy and utility costs and the selling prices of gasoline and diesel fuel;

•	supply chain disruptions and disruptions in seasonal buying patterns;

•	consumer acceptance of and response to Walmart's stores, clubs, e-commerce websites, mobile apps, initiatives, programs and merchandise offerings;

•	the availability of attractive e-commerce acquisition opportunities;

•	cyber security events affecting Walmart and related costs;

•	developments in, outcomes of, and costs incurred in legal proceedings to which Walmart is a party;

•	casualty and accident-related costs and insurance costs;

•	the turnover in Walmart's workforce and labor costs, including healthcare and other benefit costs;

•	changes in accounting estimates or judgments;

•	changes in existing tax, labor and other laws and changes in tax rates, trade restrictions and tariff rates;

•	the level of public assistance payments; and

•	natural disasters, public health emergencies, civil disturbances, and terrorist attacks.

Such risks, uncertainties and factors also include the risks relating to Walmart's operations and financial performance discussed in Walmart's most recent annual report on Form 10-K filed with the SEC. You should read this release in conjunction with that annual report on Form 10-K and Walmart's quarterly reports on Form 10-Q and current reports on Form 8-K subsequently filed with the SEC. You should consider all of the risks, uncertainties and other factors identified above and in those SEC reports carefully when evaluating the forward-looking statements in this release. Walmart cannot assure you that the future results reflected in or implied by any such forward-looking statement will be realized or, even if substantially realized, will have the forecast or expected consequences and effects for or on Walmart's operations or financial performance. Such forward-looking statements are made as of the date of this release, and Walmart undertakes no obligation to update such statements to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.
Consolidated Statements of Income
(Unaudited)

	Quarters Ended			Fiscal Years Ended
SUBJECT TO RECLASSIFICATION	January 31,			January 31,
(Dollars in millions, except per share data)	2016	2015	Percent Change	2016	2015	Percent Change
Revenues:
Net sales	$128,684	$130,650	(1.5)%	$478,614	$482,229	(0.7)%
Membership and other income	983	915	7.4%	3,516	3,422	2.7%
Total revenues	129,667	131,565	(1.4)%	482,130	485,651	(0.7)%
Costs and expenses:
Cost of sales	96,999	99,115	(2.1)%	360,984	365,086	(1.1)%
Operating, selling, general and administrative expenses	26,026	24,501	6.2%	97,041	93,418	3.9%
Operating income	6,642	7,949	(16.4)%	24,105	27,147	(11.2)%
Interest:
Debt	472	560	(15.7)%	2,027	2,161	(6.2)%
Capital lease and financing obligations	93	63	47.6%	521	300	73.7%
Interest income	(17)	(37)	(54.1)%	(81)	(113)	(28.3)%
Interest, net	548	586	(6.5)%	2,467	2,348	5.1%
Income from continuing operations before income taxes	6,094	7,363	(17.2)%	21,638	24,799	(12.7)%
Provision for income taxes	1,346	2,175	(38.1)%	6,558	7,985	(17.9)%
Income from continuing operations	4,748	5,188	(8.5)%	15,080	16,814	(10.3)%
Income from discontinued operations, net of income taxes	—	—	—	—	285	(100.0)%
Consolidated net income	4,748	5,188	(8.5)%	15,080	17,099	(11.8)%
Consolidated net income attributable to noncontrolling interest	(174)	(222)	(21.6)%	(386)	(736)	(47.6)%
Consolidated net income attributable to Walmart	$4,574	$4,966	(7.9)%	$14,694	$16,363	(10.2)%

Income from continuing operations attributable to Walmart:
Income from continuing operations	$4,748	$5,188	(8.5)%	$15,080	$16,814	(10.3)%
Income from continuing operations attributable to noncontrolling interest	(174)	(222)	(21.6)%	(386)	(632)	(38.9)%
Income from continuing operations attributable to Walmart	$4,574	$4,966	(7.9)%	$14,694	$16,182	(9.2)%

Basic net income per common share:
Basic income per common share from continuing operations attributable to Walmart	$1.44	$1.54	(6.5)%	$4.58	$5.01	(8.6)%
Basic income per common share from discontinued operations attributable to Walmart	—	—	—%	—	0.06	(100.0)%
Basic net income per common share attributable to Walmart	$1.44	$1.54	(6.5)%	$4.58	$5.07	(9.7)%

Diluted net income per common share:
Diluted income per common share from continuing operations attributable to Walmart	$1.43	$1.53	(6.5)%	$4.57	$4.99	(8.4)%
Diluted income per common share from discontinued operations attributable to Walmart	—	—	—%	—	0.06	(100.0)%
Diluted net income per common share attributable to Walmart	$1.43	$1.53	(6.5)%	$4.57	$5.05	(9.5)%

Weighted-average common shares outstanding:
Basic	3,186	3,230		3,207	3,230
Diluted	3,195	3,242		3,217	3,243

Dividends declared per common share	$—	$—		$1.96	$1.92

Wal-Mart Stores, Inc.
Consolidated Balance Sheets
(Unaudited)

SUBJECT TO RECLASSIFICATION
(Dollars in millions)	January 31,	January 31,
ASSETS	2016	2015
Current assets:
Cash and cash equivalents	$8,705	$9,135
Receivables, net	5,624	6,778
Inventories	44,469	45,141
Prepaid expenses and other	1,441	2,224
Total current assets	60,239	63,278
Property and equipment:
Property and equipment	176,958	177,395
Less accumulated depreciation	(66,787)	(63,115)
Property and equipment, net	110,171	114,280
Property under capital lease and financing obligations:
Property under capital lease and financing obligations	11,096	5,239
Less accumulated amortization	(4,751)	(2,864)
Property under capital lease and financing obligations, net	6,345	2,375

Goodwill	16,695	18,102
Other assets and deferred charges	6,131	5,455
Total assets	$199,581	$203,490

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$2,708	$1,592
Accounts payable	38,487	38,410
Accrued liabilities	19,607	19,152
Accrued income taxes	521	1,021
Long-term debt due within one year	2,745	4,791
Capital lease and financing obligations due within one year	551	287
Total current liabilities	64,619	65,253

Long-term debt	38,214	40,889
Long-term capital lease and financing obligations	5,816	2,606
Deferred income taxes and other	7,321	8,805

Commitments and contingencies

Equity:
Common stock	317	323
Capital in excess of par value	1,805	2,462
Retained earnings	90,021	85,777
Accumulated other comprehensive income (loss)	(11,597)	(7,168)
Total Walmart shareholders’ equity	80,546	81,394
Nonredeemable noncontrolling interest	3,065	4,543
Total equity	83,611	85,937
Total liabilities and equity	$199,581	$203,490

Wal-Mart Stores, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Fiscal Years Ended
SUBJECT TO RECLASSIFICATION	January 31,
(Dollars in millions)	2016	2015
Cash flows from operating activities:
Consolidated net income	$15,080	$17,099
(Income) loss from discontinued operations, net of income taxes	—	(285)
Income from continuing operations	15,080	16,814
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	9,454	9,173
Deferred income taxes	(672)	(503)
Other operating activities	1,410	785
Changes in certain assets and liabilities:
Receivables, net	(19)	(569)
Inventories	(703)	(1,229)
Accounts payable	2,008	2,678
Accrued liabilities	1,303	1,249
Accrued income taxes	(472)	166
Net cash provided by operating activities	27,389	28,564

Cash flows from investing activities:
Payments for property and equipment	(11,477)	(12,174)
Proceeds from disposal of property and equipment	635	570
Proceeds from disposal of certain operations	246	671
Other investing activities	(79)	(192)
Net cash used in investing activities	(10,675)	(11,125)

Cash flows from financing activities:
Net change in short-term borrowings	1,235	(6,288)
Proceeds from issuance of long-term debt	39	5,174
Payments of long-term debt	(4,432)	(3,904)
Dividends paid	(6,294)	(6,185)
Purchase of Company stock	(4,112)	(1,015)
Dividends paid to noncontrolling interest	(719)	(600)
Purchase of noncontrolling interest	(1,326)	(1,844)
Other financing activities	(513)	(409)
Net cash used in financing activities	(16,122)	(15,071)

Effect of exchange rates on cash and cash equivalents	(1,022)	(514)

Net increase (decrease) in cash and cash equivalents	(430)	1,854
Cash and cash equivalents at beginning of year	9,135	7,281
Cash and cash equivalents at end of period	$8,705	$9,135

Wal-Mart Stores, Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	January 31,			January 31,
(dollars in millions)	2016	2015	Percent Change	2016	2015	Percent Change
Walmart U.S.	$81,462	$79,571	2.4%	$5,123	$6,177	-17.1%
Walmart International	32,682	36,205	-9.7%	1,661	2,050	-19.0%
Sam's Club	14,540	14,874	-2.2%	426	510	-16.5%
Corporate and support	—	—	0.0%	-568	-788	27.9%
Consolidated	$128,684	$130,650	-1.5%	$6,642	$7,949	-16.4%

	Net Sales			Operating Income
	Fiscal Year Ended			Fiscal Year Ended
	January 31,			January 31,
(dollars in millions)	2016	2015	Percent Change	2016	2015	Percent Change
Walmart U.S.	$298,378	$288,049	3.6%	$19,087	$21,336	-10.5%
Walmart International	123,408	136,160	-9.4%	5,346	6,171	-13.4%
Sam's Club	56,828	58,020	-2.1%	1,820	1,976	-7.9%
Corporate and support	—	—	0.0%	-2,148	-2,336	8.0%
Consolidated	$478,614	$482,229	-0.7%	$24,105	$27,147	-11.2%

U.S. comparable store sales results

	Without Fuel		With Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	1/29/2016	1/30/2015	1/29/2016	1/30/2015	1/29/2016	1/30/2015
Walmart U.S.	0.6%	1.5%	0.6%	1.5%	0.0%	0.0%
Sam's Club[1]	-0.5%	2.0%	-2.7%	-0.4%	-2.2%	-2.4%
Total U.S.	0.4%	1.6%	0.1%	1.2%	-0.3%	-0.4%

	Without Fuel		With Fuel		Fuel Impact
	52 Weeks Ended		52 Weeks Ended		52 Weeks Ended
	1/29/2016	1/30/2015	1/29/2016	1/30/2015	1/29/2016	1/30/2015
Walmart U.S.	1.2%	0.5%	1.2%	0.5%	0.0%	0.0%
Sam's Club[1]	0.4%	0.5%	-3.0%	-0.1%	-3.4%	-0.6%
Total U.S.	1.0%	0.5%	0.5%	0.4%	-0.5%	-0.1%

1 See additional information at the end of this release regarding non-GAAP financial measures.

Wal-Mart Stores, Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Calculation of Return on Investment and Return on Assets
Management believes return on investment (ROI) is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with possible short-term impacts.
ROI was 15.5 percent and 16.9 percent for the trailing 12 months ended January 31, 2016 and 2015, respectively. The decline in ROI was primarily due to our decrease in operating income, as well as continued capital investments.
We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing 12 months multiplied by a factor of 8. When we have discontinued operations, we exclude the impact of the discontinued operations.
Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in the most directly comparable GAAP financial measure. For example, we exclude the impact of depreciation and amortization from our reported operating income in calculating the numerator of our calculation of ROI. In addition, we include a factor of 8 for rent expense that estimates the hypothetical capitalization of our operating leases. We consider return on assets (ROA) to be the financial measure computed in accordance with generally accepted accounting principles (GAAP) that is the most directly comparable financial measure to our calculation of ROI. ROI differs from ROA (which is consolidated income from continuing operations for the period divided by average total assets of continuing operations for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets of continuing operations for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital.
Although ROI is a standard financial metric, numerous methods exist for calculating a company's ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI. We urge you to understand the methods used by other companies to calculate their ROI before comparing our ROI to that of such other companies.

The calculation of ROI, along with a reconciliation to the calculation of ROA, the most comparable GAAP financial measure, is as follows:

Wal-Mart Stores, Inc.
Return on Investment and Return on Assets
		Trailing Twelve Months Ended
		January 31,
(Dollars in millions)		2016	2015
CALCULATION OF RETURN ON INVESTMENT
Numerator
Operating income		$24,105	$27,147
+ Interest income		81	113
+ Depreciation and amortization		9,454	9,173
+ Rent		2,532	2,777
Adjusted operating income		$36,172	$39,210

Denominator
Average total assets of continuing operations[1]		$201,536	$203,786
+ Average accumulated depreciation and amortization[1]		68,759	63,375
- Average accounts payable[1]		38,449	37,913
- Average accrued liabilities[1]		19,380	18,973
+ Rent x 8		20,256	22,216
Average invested capital		$232,722	$232,491
Return on investment (ROI)		15.5%	16.9%

CALCULATION OF RETURN ON ASSETS
Numerator
Income from continuing operations		$15,080	$16,814
Denominator
Average total assets of continuing operations[1]		$201,536	$203,786
Return on assets (ROA)		7.5%	8.2%

	As of January 31,
Certain Balance Sheet Data	2016	2015	2014
Total assets of continuing operations[2]	$199,581	$203,490	$204,081
Accumulated depreciation and amortization	71,538	65,979	60,771
Accounts payable	38,487	38,410	37,415
Accrued liabilities	19,607	19,152	18,793

1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.
2 Total assets of continuing operations were adjusted to reflect the adoption of ASU 2015-03, Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Cost, for all periods.

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow was $15.9 billion and $16.4 billion for the twelve months ended January 31, 2016 and 2015, respectively. The decrease in free cash flow was due to lower income from continuing operations, partially offset by lower capital spending and the timing of payments.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated income from continuing operations as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by Walmart's management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow. We urge you to understand the methods used by other companies to calculate their free cash flow before comparing our free cash flow to that of such other companies.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Twelve Months Ended
	January 31,
(Dollars in millions)	2016	2015
Net cash provided by operating activities	$27,389	$28,564
Payments for property and equipment	(11,477)	(12,174)
Free cash flow	$15,912	$16,390

Net cash used in investing activities[1]	$(10,675)	$(11,125)
Net cash used in financing activities	$(16,122)	$(15,071)

1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for all countries where the functional currency is not the U.S. dollar. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations and without the impact of acquisitions, if any, until the acquisitions are included in both comparable periods. The disclosure of constant currency amounts or results permits investors to understand better Walmart's underlying performance without the effects of currency exchange rate fluctuations or acquisitions.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three months and fiscal year ended January 31, 2016.

	Three Months Ended January 31,				Twelve Months Ended January 31,
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2016	Percent Change	2016	Percent Change	2016	Percent Change	2016	Percent Change
Total revenues:
As reported	$33,036	(9.6)%	$129,667	(1.4)%	$124,571	(9.4)%	$482,130	(0.7)%
Currency exchange rate fluctuations[1]	4,778		4,778		17,228		17,228
Constant currency total revenues	$37,814	3.5%	$134,445	2.2%	$141,799	3.2%	$499,358	2.8%

Net sales:
As reported	$32,682	(9.7)%	$128,684	(1.5)%	$123,408	(9.4)%	$478,614	(0.7)%
Currency exchange rate fluctuations[1]	4,731		4,731		17,080		17,080
Constant currency net sales	$37,413	3.3%	$133,415	2.1%	$140,488	3.2%	$495,694	2.8%

Operating income:
As reported	$1,661	(19.0)%	$6,642	(16.4)%	$5,346	(13.4)%	$24,105	(11.2)%
Currency exchange rate fluctuations[1]	229		229		765		765
Constant currency operating income	$1,890	(7.8)%	$6,871	(13.6)%	$6,111	(1.0)%	$24,870	(8.4)%
1 Excludes currency exchange rate fluctuations related to acquisitions until the acquisitions are included in both comparable periods.

Adjusted EPS
The adjusted diluted earnings per share from continuing operations attributable to Walmart (Adjusted EPS) for each of the three-month periods and fiscal years ended Jan. 31, 2016 and 2015 is considered a non-GAAP financial measure under the SEC's rules because the Adjusted EPS for each such period excludes certain amounts not excluded in the diluted earnings per share from continuing operations attributable to Walmart calculated in accordance with GAAP (EPS) for each of the three-month periods and fiscal years ended Jan. 31, 2016 and 2015. Management believes that the Adjusted EPS for each of the three-month periods and fiscal years ended Jan. 31, 2016 and 2015 is a meaningful metric to share with investors because that metric, which adjusts EPS for such period for certain items recorded in such period, is the metric that best allows comparison of the performance for the comparable period. In addition, the metric affords investors a view of what management considers Walmart's core earnings performance for each of the three-month periods and fiscal years ended Jan. 31, 2016 and 2015 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable period.
We have calculated the Adjusted EPS for the three months and the fiscal year ended Jan. 31, 2016 by adjusting the EPS for each period for the amount of the dilutive impact of: (1) the effect of the closure of 269 stores globally, (2) the effect of recognizing certain discrete tax items in the fourth quarter of fiscal 2016 (Discrete Tax Items), and (3) the accounting for certain leases as described in the company's fiscal 2016 third quarter earnings release.
Adjusted EPS for each of the three months and the fiscal year ended Jan. 31, 2016 is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the three months and the fiscal year ended Jan. 31, 2016.

Adjusted EPS - Fiscal 2016
	Three Months Ended January 31, 2016	Fiscal Year Ended January 31, 2016
Diluted net income per share:

Adjusted EPS	$1.49	$4.59
Adjustments

Closure of 269 stores globally	(0.20)	(0.20)
Discrete Tax Items	0.14	0.14
Accounting for certain leases as described in the company's third quarter earnings release	—	0.04

EPS	$1.43	$4.57

As previously disclosed in our fiscal year ended Jan. 31, 2015 press release, we have calculated the Adjusted EPS for the three months and the fiscal year ended Jan. 31, 2015 by adjusting the EPS for each period for the amount of the dilutive impact of: (1) the effect of the wage and hour litigation matter (Wage and Hour Litigation Matter), and (2) the closure of approximately 30 underperforming stores in Japan (Japan Store Closures).

Adjusted EPS for each of the three months and the fiscal year ended Jan. 31, 2015 is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the three months and the fiscal year ended Jan. 31, 2015.

Adjusted EPS - Fiscal 2015
	Three Months Ended January 31, 2015	Fiscal Year Ended January 31, 2015
Diluted net income per share:

Adjusted EPS	$1.61	$5.07
Adjustments

Wage and Hour Litigation Matter	(0.05)	(0.05)
Japan Store Closures	(0.03)	(0.03)

EPS	$1.53	$4.99

Comparable Sales Measures and Sam's Club Measures
The following financial measures presented in the press release to which this reconciliation is attached are non-GAAP financial measures as defined by the SEC's rules:

•
the comparable club sales of the company's Sam's Club operating segment ("Sam's Club") for the 13-week period ended Jan. 29, 2016 and Jan. 30, 2015, the projected comparable club sales of Sam's Club for the 13 weeks ending April 29, 2016 and the comparable club sales of Sam's Club for the 13 weeks ended May 1, 2015, in each case calculated by excluding Sam's Club's fuel sales for such periods (the "Sam's Club Comparable Sales Measures");

•
the percentage increase in the net sales of Sam's Club for the three months ended Jan. 31, 2016 over the net sales of Sam's Club for the three months ended Jan. 31, 2015, in each case calculated by excluding Sam's Club's fuel sales for the relevant period; and

•
the percentage increase in the segment operating income of Sam's Club for the three months ended Jan. 31, 2016 over the segment operating income of Sam's Club for the three months ended Jan. 31, 2015, in each case calculated by excluding Sam's Club's fuel sales for the relevant period (collectively with the financial measures described in the immediately preceding bullet point, the "Sam's Club Measures").

We believe the Sam's Club comparable club sales for the historical periods for which the corresponding Sam's Club Comparable Sales Measures are presented calculated by including fuel sales are the financial measures computed in accordance with GAAP most directly comparable to the respective Sam’s Club Comparable Sales Measures. We believe Sam's Club's projected comparable club sales for the 13-week period ending April 29, 2016 calculated by including fuel sales is the financial measure computed in accordance with GAAP most directly comparable to the projected comparable club sales of Sam's Club for the 13-week period ending April 29, 2016 calculated by excluding fuel sales. We believe the percentage decrease in Sam's Club's reported net sales and percentage increase in Sam's Club's reported segment operating income for the periods for which the corresponding Sam's Club Measures are presented are the most directly comparable financial measures computed in accordance with GAAP to the respective Sam’s Club Measures.

We believe that the presentation of the Sam's Club Comparable Sales Measures and the Sam's Club Measures provides useful information to investors regarding the company's financial condition and results of operations because that information permits investors to understand the effect of the fuel sales of Sam's Club, which are affected by the volatility of fuel prices, on Sam's Club's comparable club sales and on Sam's Club's net sales and operating income for the periods presented.

The table below reflects the calculation of the fuel impact for net sales and operating income for the three months ended Jan. 31, 2016, and Jan. 31, 2015.

	Three Months Ended Jan. 31,
(Dollars in millions)	2016	2015	Percent Change
Net Sales:
Excluding Fuel	$13,637	$13,644	-0.1%
Fuel Impact	903	1,230
As Reported	$14,540	$14,874	-2.2%

Operating Income:
Excluding Fuel	$396	$456	-13.2%
Fuel Impact	30	54
As Reported	$426	$510	-16.5%

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